UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 20, 2011

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

84-0962308

(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On April 20, 2011, Ramtron International Corporation (the “Company”) appointed Mark R. Kent as its new Chief Financial Officer. Mr. Kent, 51, will be responsible for directing all aspects of the Company’s financial management and reporting.

Mr. Kent served as vice president and chief financial officer of RPX Corporation, a venture-funded defensive patent aggregation company, from September 2008 to November 2009. Prior to that, he was vice president and chief financial officer of Insitu, Inc. from June 2007 to March 2008 and vice president and chief financial officer of Sigma Design from February 2007 to May 2007. Mr. Kent’s background in the semiconductor industry includes serving as chief financial officer from 2004 to 2006 of Transmeta Corporation, a fabless semiconductor microprocessor company, and also as treasurer of LSI Corporation from 1994 to 1999. Mr. Kent holds a Bachelor of Science degree in Administration, Finance from Colorado State University.

Under the terms of an offer letter between Mr. Kent and the Company (the “Offer Letter”), Mr. Kent will receive an annual base salary of $240,000 and is eligible for an annual bonus equivalent to 50% of his base salary for his personal performance and the Company’s achievement of key objectives to be established by the Company’s Board of Directors.

In accordance with the Offer Letter, Mr. Kent also received a stock option grant of 150,000 shares of the Company’s common stock. The stock options will vest in four equal annual installments beginning on May 15, 2012. Mr. Kent will also receive a $10,000 relocation allowance. In addition, it is expected that the Company will execute a change of control agreement with Mr. Kent at a later time, consistent with other similarly situated executive officers and in accordance with terms to be determined by the Company’s Board of Directors.

ITEM 9.01	Financial Statements and Exhibits

99.1	Press Release of Ramtron International Corporation dated April 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer

Dated: April 26, 2011